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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    /x/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                           EXXON MOBIL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached is a letter from Pat Mulva, ExxonMobil, Vice President, Investor
Relations and Secretary regarding ISS's proxy analysis for ExxonMobil's 2002 proxy statement. Please read before you vote. Call Pat Mulva at (972) 444-1538 or David Henry at (972) 444-1193 if you have any questions.



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                      [Exxon Mobil Corporation Letterhead]


                                  May 21, 2002

Dear Investor:

Last month, you received the notice and proxy statement for ExxonMobil's 2002 annual meeting of shareholders to be held on May 29. In addition to the election of directors and ratification of auditors, there are eight shareholder proposals on the agenda for this year's meeting. For the reasons we give in the proxy statement, our board recommends a vote for our director nominees and ratification of our auditor and recommends a vote against each of the shareholder proposals.

Institutional Shareholder Services (ISS) recently issued its voting recommendations for our 2002 meeting. ISS recommends a vote for ExxonMobil's board nominees and ratification of our auditor and against five of the eight shareholder proposals. However, this year ISS recommends a vote for three of the shareholder proposals: Item 8 (Renewable Energy Sources), Item 9 (Amendment of EEO Policy), and Item 10 (Shareholder Vote on Poison Pills).

The shareholder proposals on renewables and EEO policy are repeat proposals that have appeared in ExxonMobil's proxy statements in substantially the same form before. In both 2000 and 2001, ISS supported ExxonMobil's board in recommending a vote against the proposals.

I cannot comment as to why ISS has changed their recommendation on these repeat proposals this year. However, I can assure you that from ExxonMobil's perspective nothing has changed that would warrant a change in vote. With respect to the renewables proposal (Item 8), while we do not believe renewables represent a sound investment at this time, we continue to be actively engaged in these issues; to develop new, better, and cleaner products and technologies; to improve the environmental performance of our own operations; and to keep our shareholders and others informed of our views and actions. With respect to the EEO proposal (Item 9), we continue to believe that we have already adequately addressed the proponent's concerns, and have in fact taken additional steps in the past year to make that even more clear.

Of the votes cast at last year's meeting, over 91% were cast against the renewables proposal and over 87% were cast against the EEO proposal. If, like the great majority of our shareholders, you have voted against these proposals in the past, I urge you to continue to do so this year despite the change at ISS. If you have voted for these proposals in the past, I urge you to reconsider that vote for the reasons we give in the proxy statement.

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I would also like to comment on the poison pill proposal (Item 10), for which
ISS also recommends a vote in favor. This is a new proposal for ExxonMobil this year. We understand that a number of investors have voting guidelines under which they generally support these kinds of proposals. However, before you make a voting decision on this proposal for ExxonMobil, I urge you to consider our response in the proxy statement carefully. As we explain more fully in that response, we have no poison pill and no plans to adopt one; we consider it unlikely that our board would ever be called upon to consider adopting a pill; and, in fact, we support the principle of shareholder voting on rights plans. Although our board believes this particular proposal is imprecise and overly restrictive and therefore cannot support it, we believe there is significant common ground between our views and the views of the proponent on this issue. We also believe that our position is significantly different from the positions taken by most other companies facing this proposal, and that our position deserves your support with a vote against the shareholder proposal even if that vote would represent an exception to your normal voting policy.

My comments in this letter are of course subject to the more detailed statements of the board's positions in our proxy statement, and I refer you to that document for more information. Please also call me directly at (972) 444-1538 if you have any questions.


                                           Sincerely,

                                           /s/ Patrick T. Mulva

                                           Vice President, Investor Relations
                                           Secretary